UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Alliance Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was sent to certain stockholders of Alliance Semiconductor Corporation on September 21, 2005.
Alliance Semiconductor Corporation
2575 Augustine Drive
Santa Clara, CA 95054
September 21, 2005
IMPORTANT
Annual Stockholder Meeting — Proxy Contest
Dear Alliance Semiconductor Corporation Stockholder:
          Since your organization is a substantial investor in the Common Stock of Alliance Semiconductor Corporation, (ticker symbol “ALSC”, cusip 01877H-10-0), we have enclosed the company’s Proxy Statement in connection with the Annual Meeting of Stockholders scheduled for Thursday October 20, 2005.
          Knowing your shares are most likely held through a custodian bank and that the normal distribution of these materials could be delayed, management thought you would appreciate receiving a personal copy of the materials for your review.
          At this very important meeting, you are being asked to vote to elect a Board of Directors and the ratification of PricewaterhouseCoopers as auditors. A group of stockholders affiliated with B. Riley & Co., Inc. has indicated its intention to initiate a proxy solicitation to elect a dissident slate of five directors to your Board. YOUR BOARD BELIEVES THAT THIS ACTION IS NOT IN YOUR BEST INTERESTS AND IS RECOMMENDING THAT YOU DISREGARD ANY OF THE GOLD PROXY CARDS SENT TO YOU.
          I will be contacting you within the coming days to discuss important matters of relevance at this stockholder meeting. In the meantime, if you have any questions please call me at 408.855.4988.
          On behalf of Alliance Semiconductor Corporation and your Board of Directors, thank you in advance for taking prompt action with your proxy vote and for your continued support.
Sincerely,
N. Damodar Reddy
Chairman, President, Chief Executive Officer and Interim Chief Financial Officer